EXHIBIT 10.1

CORPORATE GOVERNANCE AGREEMENT

CORPORATE GOVERNANCE AGREEMENT, dated as of November 1, 2015 (this “Agreement”), by and among PREMIER EXHIBITIONS, INC. (“Premier”), DAOPING BAO (“Bao”) and NANCY BRENNER (“Brenner”, together with Bao and those persons who become shareholders of Premier as a result of the conversion of the Amended and Restated Promissory Note of Premier dated April 2, 2015 and their Permitted Transferees, the “DK Group”).

WHEREAS in connection with the transactions pursuant to the merger agreement entered into among, inter alia, Premier, Bao and Brenner on April 2, 2015 (the “Merger Agreement”), Premier and the DK Group desire to enter into this Agreement setting forth certain rights and obligations with respect to the nomination of directors to the Board of Directors of Premier (the “Board”) and board of directors of Premier Subsidiaries, appointment of the Executive Chairman of the Board and Chief Executive Officer of Premier and similar positions at Premier Subsidiaries at other related matters.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.0          Definitions

All capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement, other than as the following terms that shall have the meanings ascribed to them below:

“Affiliate” means, with respect to a specified Person, any Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Board” has the meaning ascribed to that term in the Recital above.

“Bylaws” means the Amended and Restated Bylaws of Premier, as in effect on the date hereof, as may be amended from time to time.

“Exchangeable Shares” means the non-voting exchangeable shares in the capital of 1032403 B.C. Ltd. held by Bao and Brenner from time to time.

“Merger Agreement” has the meaning ascribed to that term in the Recital above.

“Permitted Transferee” shall mean, with respect to any Former DK Shareholder, (i) a Former DK Shareholder’s Affiliate, and (ii) a trust of which such DK Group is a trustee or is a beneficiary.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Premier Merger Shares” means the two separate classes of shares of Premier one class to be issued to Bao and one class to Brenner on the Effective Date each class having attached thereto voting rights equivalent to the number of Premier Shares into which the Exchangeable Shares held by each of Bao and Brenner (from time to time) are exchangeable (from time to time).

“Premier Shares” means the shares of common stock with a par value of $0.0001 of Premier.

Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

2.0          Board Number; Board Nomination

2.1          The Board is currently composed of seven members.

2.2          The DK Group shall have the right (but not the obligation) to nominate:

2.2.1       so long as the Board consists of seven members, up to four directors to the Board;

2.2.2       if the Board consists of more or less than seven members, such lesser or higher number as will be equal to at least 47% of the number of directors at any particular time (the “Nominees”) for appointment to the Board; and

2.2.3       if the DK Group has a combination or rights to direct the votes attached to Premier Merger Shares and the Premier Shares, representing in the aggregate between 30% and 10% of all of the voting rights with respect to the election of directors of Premier attached to the Premier Merger Shares and the Premier Shares, Nominees representing up to 30% of the Nominees for appointment to the Board.

2.3          If the DK Group has a combination of rights to direct the votes of the Premier Merger Shares and Premier Shares representing in the aggregate less than 10% of the aggregate voting rights with respect to the election of directors of Premier it shall no longer be entitled to present Nominees for appointment to the Board.

2.4          If the DK Group provide notice to the Board of Directors of Premier prior to the closing of the Merger setting out the proposed Nominees to be appointed on the date of closing of the Merger, the Board of Directors of Premier, consistent with Section 2.2, shall appoint such Nominees to the Board effective as of the Effective Date of the Merger.

2.5          Premier shall include, and shall use its best efforts to cause the Board, whether acting through the Corporate Governance and Nominating Committee of the Board (“Committee”) or otherwise, to include those nominees of the DK Group the (“DK Group Nominees”) on the slate of nominees recommended to shareholders of Premier (the “Shareholders”) for election as a directors at any annual or special meeting of the Shareholders at or by which directors of Premier are to be elected (or, if permitted, by written consent of the Shareholders).

2.6          In the event that the Former DK Group has named less than four DK Group Nominees, then the DK Group shall have the right, at any time, to name such additional nominees up to a maximum of four, subject to Section 2.2.

2.7          Vacancies arising through the death, resignation of any DK Group’s’ Nominee may only be filled by the Board with an individual named by the DK Group and to which the Committee has agreed.

2.8          Premier shall use its best efforts to ensure that at all times the Board of Premier shall include up to four DK Group’s Nominees or such other number as provided herein, subject to Section 2.2. Each DK Group Nominee shall be considered the nominees recommend for election for the purpose of proxy solicitations by Premier, and Premier shall solicit proxies for each of such nominees to the same extent it does for any other nominees of Premier.

2.9          Notwithstanding the provisions of this Section 2.0, Premier shall not be required to comply with the obligations of Section 2.1 if the Committee determines that any such person named as a potential DK Group’s Nominee is not qualified under any applicable law, rule or regulation to serve as a director of Premier. The Committee shall provide to the DK Group written notice of its determination together with the grounds for such determination. In such an event, the DK Group shall be entitled to select another individual as a replacement nominee and Premier shall use its best efforts to cause such replacement nominee to be nominated as the DK Group Nominee at the same meeting (or, if permitted, pursuant to the same action by written consent of the Shareholders) at which the initial nominee was to be nominated. Other than with respect to the review of the Committee, Premier shall not have the right to object to any DK Group’s Nominee.

2.10        Premier shall notify the DK Group in writing at least 60 days prior to the date on which proxy materials are expected to be mailed by Premier in connection with an annual or special meeting of the Shareholders at which directors are to be elected. Premier shall provide the DK Group with a reasonable opportunity to review and provide comments on any portion of the proxy materials relating to the DK Group’ Nominees or the rights and obligations provided under this Agreement and to discuss any such comments with Premier. Premier shall notify the DK Group of any opposition from the Committee to the nomination of a DK Group Nominee sufficiently in advance of the date on which such proxy materials are to be mailed by so as to enable the DK Group to propose a replacement nominee.

2.11        The DK Group shall have the right, exercisable by delivering written notice to the Board, to designate a non-voting observer to attend any meetings of the Board (or committees thereof); provided, however, that the chairperson of such meeting shall have the right to cause any non-voting observer to leave any such meeting of the Board (or committee thereof) for such period as the chairperson of such meeting may specify. Notice of meetings of the Board (or committees thereof) shall be furnished to each non-voting observer no later than, and using the same form of communication as, notice of meetings of the Board are furnished to directors in accordance with the bylaws.

2.12        Upon termination of this Agreement, the DK Group shall, at the request of the Board, use its best efforts to cause the applicable DK Group Nominee to resign from the Board.

2.13        Subject to applicable legal requirements, the Bylaws and the Articles of Incorporation shall not be amended or replaced so that performance by Premier of this Agreement is negatively impacted.

3.0          Chairman of the board

3.1          The Board shall elect Bao as the executive chairman of the Board effective at the Effective Date .

4.0          President and chief executive officer

4.1          The Board shall appoint Bao as the president of Premier, who shall be the chief executive officer of Premier (and may also be given such title of office) effective at the Effective Date . The Board and Bao shall co-operate in good faith to enter into an employment agreement in respect of this position.

5.0          Subsidiary

5.1          All provisions in Section 2.0 excepting only the approval of the Committee for any nominee put forward by the DK Group, shall apply, mutatis mutandis, to each Premier Subsidiary as directed in writing by the DK Group to Premier from time to time, such that the composition of the board of directors of those Premier Subsidiaries shall reflect the same pro rata composition as the Board provided in Section 2.0.

5.2          The board of directors of each Premier Subsidiary composed in accordance with Section 5.1 shall, upon written notice by the DK Group, elect Bao as the executive chairman of such board(s) of directors, and such board shall appoint Bao as the president and chief executive officer (if he is also given such title of office).

6.0          insurance; indemnification

6.1          During all periods that any of the DK Group’s Nominees or Bao (collectively, the “Insured Parties”) serve Premier or any Premier Subsidiary, Premier shall purchase and maintain directors’ and officers’ insurance with reputable insurance companies, and at coverage levels, customary for companies comparable in size and having a similar business risk profile as the Premier (the “Insurance”). Premier shall maintain the Insurance for a period of not less than six years from the date of the last Insured Party’s resignation or removal.

6.2          Promptly after the Effective Date , Premier shall enter into an indemnification agreement (an “Indemnification Agreement”), substantially in the form and content of Exhibit “A” hereto, with each Insured Party.

6.3          For as long as any of the Insured Parties holds office as director or officer of Premier or any Premier Subsidiary, Premier and each such Premier Subsidiary shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any of the Insured Parties, including those rights contained herein, in the Indemnification Agreements and in the respective charter documents of Premier and any Premier Subsidiary, without express consent from the DK Group.

7.0          Miscellaneous

7.1          Effective Date

This Agreement shall become effective upon the Effective Date.

7.2          Governing Law

This Agreement and the rights and obligations of the parties hereto and the Persons subject hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of Florida, without giving effect to the choice of law principles thereof.

7.3          Enforcement

Each of the parties hereto agrees that in the event of a breach of any provision of this Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of this Agreement. Such remedies, however, shall be cumulative and not exclusive, and shall be in addition to any other remedy which any party hereto may have.

7.4          Jurisdiction

In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties hereto unconditionally accepts the non-exclusive jurisdiction and venue of any state or federal court located in the State of Florida and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, each of the parties hereto agrees that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by law, service of process may be made by delivery provided pursuant to the directions in Section 7.7. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

7.5          Successors and Assigns

Except as otherwise provided herein, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

7.6          Entire Agreement

This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and supersedes all prior oral or written (and all contemporaneous oral) agreements or understandings with respect to the subject matter hereof.

7.7          Notices

All notices, requests, demands, waivers, consents and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed by certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery with proof of receipt maintained or (d) sent by email or fax, to the following addresses (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(a)	If to Premier:

Premier Exhibitions, Inc.
Suite 900, 3340 Peachtree Road N.E.
Atlanta, Georgia 30326
USA

Attention: Chief Executive Officer
Facsimile: (404) 842-2626

with a copy to:

Thompson Hine LLP (Cleveland)
3900 Key Center
127 Public Square
Cleveland, Ohio 44114-1291
USA

Attention: Derek Bork

Email: Derek.Bork@thompsonhine.com
Facsimile: (216) 566-5800

(b)	If to Bao:

5790 126A Street
Surrey, British Columbia V3X 3H6
Canada

Attention: Daoping Bao

Email: daoping@dinosaursunearthed.com
Facsimile: (604) 277-1617

with a copy to:

Dentons Canada LLP
20th Floor, 250 Howe Street
Vancouver, British Columbia V6C 3R8
Canada

Attention: Catherine Wade

Email: Catherine.wade@dentons.com
Facsimile: (604) 683-5214

(c)	If to Brenner:

18 - 1828 Lilac Drive,

Surrey BC V4A 5C9
Canada

Attention: Nancy Brenner

Email: nancy@dinosaursunearthed.com
Facsimile: (604) 277-1617

with a copy to:

Dentons Canada LLP
20th Floor, 250 Howe Street
Vancouver, British Columbia V6C 3R8
Canada

Attention: Catherine Wade

Email: Catherine.wade@dentons.com
Facsimile: (604) 683-5214

All such notices, requests, demands, waivers, consents and other communications shall be deemed to have been received by (w) if by personal delivery, on the day delivered, (x) if by certified or registered mail, on the fifth business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by fax, on the day delivered, provided that such delivery is confirmed.

7.8          Waiver

Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party to assert its or his or her rights hereunder on any occasion or series of occasions.

7.9          Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7.10        Headings

The headings in this Agreement are for the convenience of the parties only and shall not control or affect the meaning or construction of any provision hereof.

7.11        Invalidity of Provision

The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

7.12        Amendments and Waivers

The provisions of this Agreement may be amended at any time and from time to time, and particular provisions of this Agreement may be waived or modified, with and only with an agreement or consent in writing signed by each of the parties hereto.

7.13        Further Assurances

Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto or Person subject hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement. Premier shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, the DK Group being deprived of the rights contemplated by this Agreement.

7.14        No Third-Party Beneficiaries

This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies.

IN WITNESS WHEREOF this Agreement has been signed by each of the parties hereto, and shall be effective as of the date first above written.

PREMIER EXHIBITIONS, INC.

Per: /s/ Michael J. Little

Authorized Signatory

Signed in the presence of:	) ) ) ) )	/s/ Daoping Bao
Witness		DAOPING BAO

Signed in the presence of:	) ) ) ) )	/s/ Nancy Brenner
Witness		NANCY BRENNER

Exhibit “A”

Form of Indemnification Agreement

As attached.

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (this “Agreement”), dated                                   , 20       , by and between PREMIER EXHIBITIONS, INC., a Florida corporation (the “Premier”), and                                    (“Nominee”).

WHEREAS:

A.            Indemnitee performs a valuable service to Premier and/or affiliate(s) of Premier (collectively, the “Company”) in his or her capacity as a director and/or officer of one or more of these entities;

B.            Premier has adopted provisions in its articles of incorporation (the “Articles”) providing for indemnification of its officers and directors,; and

C.            This Agreement is a supplement to the provisions of the Articles dealing with indemnities and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder and shall remain in place irrespective of the Articles.

NOW THEREFORE in consideration of the premises and the covenants contained herein, the parties hereto agree as follows:

1.0          INDEMNITY

1.1          General Scope: The Company shall indemnify the Nominee and the Nominee’s heirs, executors, administrators and personal representatives (collectively the “Indemnitees” and, individually, an “Indemnitee”) for all liabilities or obligations imposed upon or incurred by the Indemnitees at law, in equity or by, pursuant to or under any statute or regulation and all expenses (“Liability”) in relation to any claim, action, proceeding, investigation, or order whether civil, criminal or administrative and whether made or commenced by the Company, by an Associated Corporation or by any other person (collectively, or individually, a “Claim”) by reason of:

(a)	the Nominee being or having been a director, alternate director or officer of, or holding or having held a position equivalent to that of a director, alternate director or officer of, the Company or any Associated Corporation, or
(b)	any act or omission, whether or not negligent, of the Nominee acting as a director, alternate director or officer, or as a person in an equivalent position, of the Company or any Associated Corporation, including without limitation, legal fees and disbursements and all other costs of investigation and defence incurred by the Indemnitees or any of them in relation to a Claim, whether or not any action or proceeding is commenced, and all amounts paid or payable by the Indemnitees or any of them, to settle a Claim or to satisfy a judgment, including without limitation the payment of interest and costs, or otherwise to discharge a Liability imposed or incurred.

1.2          Absolute Liability: Without limiting the generality of paragraph 2.1, the Company shall indemnify the Indemnitees against any Liability in relation to a Claim which is statutorily imposed on the Nominee.

1.3          Negligence: Without limiting the generality of paragraph 2.1, the Company shall indemnify the Indemnitees against any Liability in relation to a Claim arising from negligent conduct of the Nominee.

1.4          Actual Payment: The Company shall pay all amounts due to an Indemnitee under this Indemnity Agreement forthwith upon demand by the Indemnitee.

2.0          INDEMNITY RESTRICTED

Despite any other provision of this Indemnity Agreement, the Company is not obliged under this Indemnity Agreement to make any payment that is prohibited by applicable law, including, as at the date of this Indemnity Agreement, the Florida Business Corporation Act, or by court order in force at the date the payment must be made.

3.0          ADVANCE EXPENSES

Unless prohibited by applicable law or court order, the Company shall pay, as they are incurred, in advance of the final disposition of a Claim, the expenses actually and reasonably incurred by an Indemnitee in respect of the Claim provided that the Company shall not make such payments unless the Company first receives from the Indemnitee a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by applicable law, the Indemnitee will repay the amounts advanced.

4.0          TAXABLE BENEFITS

Any indemnity payment made pursuant to this Indemnity Agreement shall be grossed up by the amount of any tax payable by the Indemnitee pursuant to the Income Tax Act (Canada) in respect of such payment.

5.0          ENFORCEMENT COSTS

5.1          Application to Court: If any payment by the Company under this Indemnity Agreement would be prohibited under paragraph 3 unless approved by a court, or if there shall be a disagreement between the Company and any Indemnitee as to whether or not an indemnification under this Indemnity Agreement would be prohibited under paragraph 3 unless approved by the court, the Company, at its own expense and in good faith, will promptly take proceedings to obtain that approval or such other appropriate determination. The Company shall indemnify the Indemnitees for the amount of all costs incurred by any or all of them in obtaining any court approval contemplated by this paragraph 6.1, including without limitation all legal fees and disbursements.

5.2          Independent Counsel: The Indemnitees, or any of them, may each retain their own independent legal counsel for the purpose set out in paragraph 6.1 or for any other purpose in relation to a Claim and the cost of such representation shall be considered a “Liability” to which this Indemnity Agreement applies.

5.3          No Presumption of Wrong Doing: The determination of any Claim, by adjudication, settlement, or otherwise, shall not, of itself, create any presumption for the purposes of this Indemnity Agreement that the Nominee did not act honestly and in good faith with a view to the best interests of the Company or an Associated Corporation, or, in the case of a criminal or administrative action or proceeding, that the Nominee did not have reasonable grounds for believing that his conduct was lawful, unless a judgment or order of the Court specifically finds otherwise.

6.0          NOMINEE CEASING TO ACT

The Nominee may resign at any time as a director, alternate director and/or officer, or from an equivalent position, of the Company or any Associated Corporation. The obligations of the Company hereunder continue after and are not affected in any way by the Nominee ceasing to be a director, alternate director and/or officer, or to hold an equivalent position, of the Company or any Associated Corporation whether by resignation, removal, death, incapacity, disqualification under applicable law or otherwise.

7.0          RE-ELECTION

The obligations of the Company under this Indemnity Agreement continue after and are not affected in any way by the re-election or re-appointment from time to time of the Nominee as a director or officer, or to an equivalent position, of the Company or any of its Associated Corporations.

8.0          CONTINUING INDEMNITY

8.1          Other Compensation: The obligations of the Company under this Indemnity Agreement are not diminished or in any way affected by:

(a)	Financial Interest: the Nominee holding from time to time any direct or indirect financial interest in the Company, in an Associated Corporation or in a corporation otherwise related to the Company;
(b)	Salary/Compensation: payment by the Company, by an Associated Corporation, or by any corporation otherwise related to the Company, to the Nominee of director’s fees or any salary, wages or other compensation;
(c)	Interested Contracts: payment by the Company, by an Associated Corporation, or by any corporation otherwise related to the Company, to the Nominee or to any firm of which the Nominee is a partner, associate or employee, of any fees for services rendered;
(d)	D & O Insurance: any directors’ or officers’ liability insurance placed by or for the benefit of the Nominee by the Nominee, the Company, an Associated Corporation or any entity related to any of them; or
(e)	Other Indemnities: payment to the Nominee by any shareholder of the Company, an Associated Corporation or any corporation otherwise related to the Company, or by any other person pursuant to any other contract of indemnity.

8.2          Non Compliance with Constating Documents: The obligations of the Company under this Indemnity Agreement are not diminished, or in any way affected by the Nominee’s failure to comply with the provisions of the Florida Business Corporations Act or of the articles or by-laws of the Company.

8.3          Non Waiver: No waiver by the Nominee of any default or breach of any of the terms, covenants, conditions, or obligations of this Indemnity Agreement shall constitute a waiver by the Nominee of any prior, concurrent, or subsequent default or breach of the same, or any other term, covenant, condition, or obligation of the Company.

9.0          REPORTING

9.1          Material Developments: The Company shall report promptly and regularly to the Nominee any material adverse change in the financial condition, business or property of the Company or any entity related to it and any event or circumstance known to the Company that may result, directly or indirectly, in any liability or obligation being imposed upon any Indemnitee.

9.2          Nominee Cooperation: The Nominee agrees to give notice to the Company within two business days of being served with any statement of claim, writ, notice of motion, indictment, or other documents commencing or continuing any Claim against the Nominee. The Nominee agrees to give the Company such information and cooperation as the Company may reasonably require from time to time in respect of all matters contemplated by this Indemnity Agreement.

9.3          Company Cooperation: The Company agrees to notify the Nominee in writing within two business days of being served with any statement of claim, writ, notice of motion, indictment, or other document commencing or continuing any Claim against the Nominee. The Company agrees to give the Nominee such information and cooperation as the Nominee may reasonably require from time to time in respect of all matters under this Indemnity Agreement.

10.0        Separability

Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision hereof shall be held to be invalid for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions hereof. Furthermore, if this Agreement shall be invalidated in its entirety on any ground, then the Company shall nevertheless indemnify Indemnitee to the fullest extent provided by the charter documents or any other applicable law.

11.0        Governing Law

This Agreement shall be governed by and its provisions construed in accordance with the laws of the State of Florida, without regard to the conflict of law principles thereof. The Company and Indemnitee each irrevocably consents to the jurisdiction of the courts of the State of Florida for all purposes in connection with any Proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be brought only in the state courts of the State of Florida.

12.0        Amendment and Termination

No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both parties hereto.

13.0        Identical Counterparts

This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute but one and the same Agreement. Only one such counterpart need be produced to evidence the existence of this Agreement.

14.0        Headings

The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

15.0        Notices

15.1        All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) delivered personally, (ii) mailed by certified or registered mail with postage prepaid, (iii) sent by next-day or overnight mail or delivery with proof of receipt maintained or (iv) sent by fax:

(a)	If to Indemnitee, at the address indicated on the signature page hereof.
(b)	If to the Company, to:

Premier Exhibitions, Inc.
Suite 900, 3340 Peachtree Road N.E.
Atlanta, Georgia 30326
USA

Attention: Chief Executive Officer
Facsimile: (404) 842-2626

or to such other address as the Company may have furnished to Indemnitee.

15.2        All such notices, requests, demands, waivers, consents and other communications shall be deemed to have been received by (w) if by personal delivery, on the day delivered, (x) if by certified or registered mail, on the fifth business day after the mailing thereof, (y) if by next day or overnight mail or delivery, on the day delivered, or (z) if by fax, on the day delivered, provided that such delivery is confirmed.

16.0        Merger

This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof, and supersedes any and all prior agreements and understandings between them with respect thereto; provided that the provisions hereof shall not supersede the provisions of the Company’s charter documents, any agreement by which the Company is bound, any vote of shareholders or directors of the Company, and any applicable law, to the extent any such provisions shall be more favorable to Indemnitee than the provisions hereof.

[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

PREMIER EXHIBITIONS, INC.

By:
Name:
Title:

INDEMNITEE

By:
Name:
Title: